Exhibit 99(a)(2)

Certificate of Amendment

To Certificate of Trust

of

Chou U.S. Mutual Funds

(Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act)

Chou U.S. Mutual Funds (hereinafter called the “Trust”), a statutory trust organized pursuant to and existing under the Delaware Statutory Trust Act, does hereby certify:

1.           The name of the statutory trust is Chou U.S. Mutual Funds.

2.           Item 1 of the Certificate of Trust of the Trust is hereby amended to read as follows:

NAME. The name of the trust is "Chou America Mutual Funds."

3.           The undersigned person is an officer of the Trust.

4.           This Certificate of Amendment to Certificate of Trust shall be effective on May 15, 2010.

Executed on this 12 day of May 2010.

Chou U.S. Mutual Funds

By:       /s/ Francis Chou
    Name: Francis S.M. Chou
    Title: President